                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]




                                                                     EXHIBIT 8.2




April 20, 1998

The Board of Directors
FP Bancorp, Inc.
613 West Valley Parkway
Escondido, California  92025

Members of the Board of Directors:

You have requested our opinion as to certain federal and California income tax consequences of the merger (the "Merger") of FP Bancorp, Inc. ("FP") into Zions Bancorporation ("Zions"). Specifically, you have asked KPMG Peat Marwick LLP
(KPMG) to opine that the Merger should be treated as a nontaxable reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986 ("IRC" or the "Code"), as amended. Further, you have requested us to opine that, other than for the cash received in exchange for fractional shares, no taxable gain or loss should be recognized by FP or the shareholders of FP upon receipt of Zions Common Stock solely in exchange for their FP Stock pursuant to the Merger.

You have submitted for our consideration certain representations as to the proposed transaction and a copy of the Agreement and Plan of Merger dated as of December 29, 1997. Capitalized terms not otherwise defined herein are intended to have the same meaning as used in the Agreement and Plan of Merger. Our opinion is based on the facts and representations set forth by management in the Letter of Representation dated March 2, 1998. Our opinion is also based on existing tax law and authorities that are subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken, and we assume that all steps will be effectuated under state and federal law and will be consistent with the documentation submitted to us.

FACTS
-----

FP, a Delaware corporation, is a registered bank holding company headquartered in Escondido, California. FP wholly owns First Pacific National Bank (FPNB), a federally chartered bank subsidiary also headquartered in Escondido, California. FP and FPNB file a consolidated federal income tax return. FP's authorized capital stock consists of one class of voting common stock (see Agreement and Plan of Merger dated December 27, 1997 Section 5.03(b)).
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FP Bancorp, Inc.
April 20, 1998
Page 2



Zions, a Utah corporation, is a registered bank holding company headquartered in Salt Lake City, Utah. Zions' authorized capital stock consists of one class of voting common stock and one class of authorized, but unissued, preferred stock (see Agreement and Plan of Merger Section 5.04(b)).

For valid business purposes and pursuant to the Agreement and Plan of Merger, FP will merge under applicable state or federal law with and into Zions, and Zions will be the surviving entity. Each share of FP Stock will be converted into a number of newly issued shares of Zions Common Stock based on the Exchange Ratio (see Agreement and Plan of Merger Section 3.01(a)). The Exchange Ratio was determined to be fair to the FP shareholders, from a financial point of view, as opined by Sandler O'Neill & Partners, L.P. (see Agreement and Plan Merger
Section 5.03(e)).

Shareholders of FP will not have appraisal rights pursuant to Delaware General Corporations Law ("DGCL") (S)262(b)(1) in connection with the Merger (see Agreement and Plan of Merger Section 5.03(o)). The consideration to be received by the FP shareholders in connection with the Merger will satisfy the requirements of DGCL (S)262(b)(2) (see Agreement and Plan of Merger Section 5.04(k)).

No fractional shares of Zions Common Stock will be issued in connection with the Merger. Cash will be paid in lieu of fractional shares in an amount equal to the product of (a) the fraction of a share of Zions Common Stock which would have been issuable, were fractional shares to be issued, multiplied by (b) the average of the closing prices of Zions Common Stock as reported on NASDAQ for the five NASDAQ trading days immediately preceding the Effective Date (see Agreement and Plan of Merger Section 3.03).

The Merger is subject to the receipt of regulatory approval from appropriate parties, including the Federal Reserve Board, the Federal Deposit Insurance Corporation (FDIC) and the Commissioner of the Commissioner of the California Department of Financial Institutions (see Securities and Exchange Commission Form S-4 Registration Statement, pgs. 11 and 31).

Options for FP Common Stock (FP Options) are currently outstanding. As part of the Reorganization, each outstanding option to purchase shares of FP Common Stock, whether vested or unvested, shall be converted into an option (a Replacement Option) to acquire the number of Zions Common Stock equal to (1) the number of shares of FP Common Stock subject to the FP Option, multiplied by (2) the Exchange Ratio. The exercise price of the Replacement Option shall equal
(a) the aggregate exercise price for
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FP Bancorp, Inc.
April 20, 1998
Page 3



the FP Common Stock purchasable pursuant the FP Options, divided by (b) the number of full shares of Zions Common Stock subject to the Replacement Option (see Agreement and Plan of Merger Section 3.06).


REPRESENTATIONS
---------------

In addition to the facts set forth above, FP makes the following representations:

  1. The fair market value of Zions Common Stock received by the shareholders of FP will be approximately equal to the fair market value of FP Stock surrendered in the Merger.

  2. There is no plan or intention by the shareholders of FP to sell, exchange, or otherwise dispose of any of the Zions Common Stock received in the Merger.

  3. Immediately after the merger, FP shareholders will not own 50% or more of Zions voting stock, nor will they own 50% or more of the fair market value of all Zions stock issued and outstanding.

  4. Neither Zions nor any of its affiliates has a plan or intention to reacquire any of the Zions Common Stock issued in the Merger.

  5. Zions has no plan or intention to sell or otherwise dispose of any of the assets of FP acquired in the Merger, except for dispositions made in the ordinary course of business, transfers described in IRC (S)368(a)(2)(C), or an exchange of FPNB stock for stock of a subsidiary of Zions pursuant to a merger of FPNB into such subsidiary made pursuant to a reorganization that qualifies as a reorganization within the meaning of section 368 of the Code.

  6. The liabilities of FP assumed by Zions and the liabilities to which the transferred assets of FP are subject were incurred by FP in the ordinary course of its business.

  7. Following the Reorganization, Zions will continue the historical business conducted by FP and will indirectly continue to conduct the historical business of FPNB that FP conducted indirectly before the Merger.

  8. FP, Zions, and the shareholders of FP will pay their respective expenses, if any, incurred in connection with the Merger.
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FP Bancorp, Inc.
April 20, 1998
Page 4



  9. There is no intercorporate indebtedness existing between FP and Zions that was issued, acquired, or will be settled at a discount.

 10.   No two parties to the Merger are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

 11. FP is not the subject of a proceeding or action in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

 12. The fair market value of FP's assets transferred to Zions will equal or exceed the sum of the liabilities, if any, assumed by Zions, plus the amount of liabilities, if any, to which the transferred assets are subject.

 13. The payment of cash in lieu of fractional shares of Zions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Zions of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the FP shareholders instead of issuing fractional shares of Zions Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the FP shareholders in exchange for their shares of FP stock. The fractional share interests of each FP shareholder will be aggregated, and no FP shareholder will receive cash in an amount equal to or greater than the value of one full share of Zions Common Stock.

 14. None of the compensation received by any shareholder-employees of FP will be separate consideration for, or allocable to, any of their shares of FP Stock; none of the shares of Zions Common Stock received by any shareholder-employee of FP will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employee of FP will be for services actually rendered either prior to or following the Merger and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

 15. The Zions Options are being issued solely in exchange for FP Options and do not represent additional consideration for FP Stock surrendered in the Merger.

OPINION
-------

Based solely on the above facts and representations, with respect to the federal and California income tax consequences of the Merger, it is our opinion that:
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FP Bancorp, Inc.
April 20, 1998
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(a)  Provided that the merger of FP with and into Zions qualifies, as contemplated by the Plan, as a statutory merger under applicable federal or state law, the Merger will constitute a reorganization within the meaning of IRC (S)368(a)(1)(A).

(b) FP and Zions each will be a party to the reorganization within the meaning of IRC (S)368(b).

(c) No taxable gain or loss will be recognized by FP upon the transfer of its assets, subject to its liabilities, to Zions in the Merger.

(d) No taxable gain or loss will be recognized by Zions upon Zions' receipt of the assets of FP, subject to FP's liabilities, in the Merger.

(e) No taxable gain or loss will be recognized by the shareholders of FP upon receipt of Zions Common Stock solely in exchange for their FP Stock.

(f) The basis of the assets of Zions received by FP following the Reorganization will be the same as the basis of such assets in the hands of FP immediately prior to the Merger.

(g) The holding period of the assets of FP in the hands of Zions will include the period during which such assets were held by FP immediately prior to the Merger.

(h) The basis of the Zions Common Stock to be received by the shareholders of FP will be the same as the basis in the FP Stock surrendered in the exchange.

(i) The holding period of the Zions Common Stock received by the FP shareholders will include the holding period of the FP Stock prior to the exchange, provided that the FP Stock is held as a capital asset in the hands of the FP shareholders on the date of the exchange.

(j) The payment of cash in lieu of fractional share interests of Zions Common Stock will be treated as if the fractional shares of Zions Common Stock were distributed as part of the exchange to FP shareholders and then redeemed by Zions. The cash payments will be treated as having been received as
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FP Bancorp, Inc.
April 20, 1998
Page 6



     distributions in full payment in exchange for the stock redeemed as provided in IRS (S)302(a).

(k) The tax attributes of FP enumerated in IRC (S)381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Zions following the Merger.

No opinion is expressed regarding the FP tax attributes inherited by Zions as a result of the Merger. In addition, no opinion is to be expressed regarding any tax consequences associated with the exchange of FP Warrants of Zions Warrants.

The opinions expressed above are rendered only with respect to the specific matters discussed therein, and we express no opinion with respect to other federal, state or local income tax or legal aspect of the transaction. We based our opinion on the facts, representations and assumptions that you submitted and did not independently verify this information. Inaccuracy or incompleteness of the information you provided could have a material effect on our opinion. In rendering our opinion, we are relying upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update our opinion for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.

Very truly yours,

KPMG Peat Marwick LLP

/s/ Ronald W. Prins

Ronald W. Prins
Partner

RWP:tw